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                                                                    EXHIBIT 10.3

                              INDEMNITY AGREEMENT

     Online Partners.com, Inc. ("OLP") hereby agrees to defend, indemnify and hold harmless Mark Elderkin, Jeffery Bennett, Pridecom Productions, L.L.C., and Pridecom Productions, Inc. (collectively "the Indemnified Defendants") in the case of Mainville v. Bennett, et. al, San Francisco County Superior Court Case No. 316724 ("the Litigation") as set forth in this Agreement.


INDEMNITY FOR COST OF DEFENSE

     OLP will defend the Indemnified Defendants in the Litigation. OLP will pay all reasonable costs of such defense incurred by Morrison & Foerster, LLP ("Morrison & Foerster"). Additionally, OLP will pay all reasonable costs incurred by the law firm of LeBoeuf, Lamb, Greene & MacRae ("LLGM"), counsel for the Indemnified Defendants, to defend the Litigation, such amount not to exceed $3,500 per month. Although predicting the costs of legal services in a given month can not be done with precision, LLGM agrees to notify OLP as soon as reasonably practical if it anticipates that its billings for the Litigation will exceed $3,500 in any calendar month. With such notification, LLGM agrees to provide to OLP an estimate for the amount by which it reasonably believes it may exceed the cap for that month. Upon such notification, OLP will review the status and billings in this matter and inform LLGM whether it will agree to pay the additional costs LLGM may incur in excess of the cap for that month, said payment not to be unreasonably withheld.

     At this time there does not appear to be any conflict of interest between OLP and the Indemnified Defendants regarding the legal issues involved in the Litigation. However, as the Litigation progresses, there is always the possibility that a conflict or potential conflict may develop that would impair or prevent a single firm from adequately representing both of their interests. To that end, the Indemnified Defendants have retained LLGM to monitor the Litigation and advise them in the matter as necessary.

     To permit LLGM to represent the Indemnified Defendants, OLP will instruct Morrison & Foerster to inform counsel at LLGM of any actions it takes that could affect the Indemnified Defendants' position in the Litigation. OLP will further instruct Morrison & Foerster to provide LLGM with copies of final pleadings, motions, and/or other documents to be filed or submitted to the court that could affect the Indemnified Defendants' position in the Litigation prior to filing or submitting such documents. Further, OLP will instruct Morrison & Foerster to provide LLGM copies of all substantive correspondence regarding the Litigation as it pertains to the Indemnified Defendants.

     OLP's payment for the cost of defense shall also include settlement discussions between the Indemnified Defendants and the plaintiff, subject to the condition that any settlement must be pre-approved by OLP.


INDEMNITY FOR DAMAGES

     In addition to the defense indemnity described above, OLP agrees to indemnify the Indemnified Defendants in their capacities as individuals (Mark Elderkin and Jeff Bennett) or entities (Pridecom Productions, Inc. or Pridecom Productions, LLC) for all damages, costs, and/or attorneys' fees awarded against them in the Litigation for actions taken within the


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scope of their respective agencies or employment with OLP, or where reasonably required pursuant to the OLP Bylaws or Articles of Incorporation, the Pridecom Productions, Inc. Bylaws or Articles of Incorporation, or the obligations assumed through the Merger Agreement between OLP and Pridecom Productions, Inc. (the "Merger Agreement"), provided that any settlement involving any of the Indemnified Defendants must be pre-approved by OLP, Morrison & Foerster, and LLGM. To the extent that Jeffery Bennett may not, for any reason, be encompassed by the indemnification provisions of the Merger Agreement or of the OLP Bylaws or Articles of Incorporation, OLP agrees to indemnify him pursuant to this agreement, or where required, to the same extent that he would be indemnified if he were so encompassed.

ATTORNEY-CLIENT PRIVILEGE ISSUES

     Morrison & Foerster cannot effectively represent multiple parties if information disclosed by one party must be preserved in confidence from another party. Thus, Morrison & Foerster reserves the right to disclose to each of the parties that it represents all information received from the other parties relating to the Litigation. Morrison & Foerster's joint representation of OLP and the Indemnified Defendants will be governed by the express understanding that each party has waived the lawyer-client privilege to the extent, but only to the extent, that the privilege would otherwise require Morrison & Foerster to keep information disclosed by one party confidential from other parties regarding this Litigation, and any subsequent legal proceeding involving the Litigation asserted by one of the parties against another party. Additionally, Morrison & Foerster recognizes that, to the extent permitted by California law, all communications between the various defendants related to the action and between counsel for OLP and counsel for the Indemnified Defendants are protected by the joint defense privilege.

CONFLICTS OF INTEREST

     If OLP determines, or if the Indemnified Defendants determine and OLP agrees, that a conflict or potential conflict has arisen such that Morrison & Foerster can no longer represent the interests of both OLP and the Indemnified Defendants, LLGM will substitute into the Litigation as counsel of record for the Indemnified Defendants. Such a substitution, alone, will not necessarily but may, in OLP's reasonable discretion, terminate OLP's obligation to indemnify the Indemnified Defendants for cost of defense as set forth herein.

     If Morrison & Foerster determines that there are material differences between the interests of the Indemnified Defendants and OLP that cannot be resolved on an amicable basis, then Morrison & Foerster will withdraw from the representation of one or more of the Indemnified Defendants. If Morrison & Foerster determines that it must withdraw from the joint representation, it alone may determine whether it can continue to represent OLP while complying with its ethical obligations.

     If Morrison & Foerster withdraws from representing any or all of the Indemnified Defendants, such defendants will not seek to disqualify Morrison & Foerster from continuing to represent OLP or other defendants.


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     Finally, except as otherwise discussed in this letter, if Morrison &
Foerster ceases its representation of OLP, its duties to represent the Indemnified Defendants likewise cease.

I hereby consent to joint representation on the terms and conditions set forth in this letter.

Dated: June 28, 2001                      /s/ MARK ELDERKIN
                            --------------------------------------------
                            Mark Elderkin, on behalf of himself as an
                            individual defendant, and on behalf of
                            defendants Pridecom Productions, LLC, and
                            Pridecom Productions, Inc.


Dated: June 28, 2001                     /s/ JEFFERY BENNETT
                            --------------------------------------------
                            Jeffery Bennett, an individual Defendant


Dated: June 28, 2001                    /s/ LOWELL R. SELVIN
                            --------------------------------------------
                            Lowell R. Selvin, CEO for Online Partners.com, Inc.